Exhibit 99.1

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

SOLID MARKETS, CONTINUED LEVERAGE, AND STRONG SPECIAL

METALS PERFORMANCE DRIVE PRECISION CASTPARTS CORP.’S

FINANCIAL RESULTS IN THE THIRD QUARTER OF FISCAL 2007

PORTLAND, Oregon – January 23, 2007 –Precision Castparts Corp. (NYSE: PCP) reported year-over-year and sequential increases in sales and operating income in the third quarter of fiscal 2007, driven by the Company’s solid position in its served markets, continued operational efficiencies, and rapid progress in the integration of the Special Metals acquisition.

Third Quarter Fiscal 2007 Highlights

In the third quarter of fiscal 2007, total sales for Precision Castparts Corp. (PCC) were $1,384.6 million, growing 61.5 percent over sales of $857.3 million in the same period a year ago. Consolidated segment operating income in the quarter increased by 78.9 percent year over year, moving from $138.0 million, or 16.1 percent of sales in the third quarter of fiscal 2006, to $246.9 million, or 17.8 percent of sales in the current quarter.

Net income from continuing operations for the third quarter of fiscal 2007 was $158.3 million, or $1.15 per share (diluted, based on 138.1 million shares outstanding), compared to net income from continuing operations of $91.3 million, or $0.67 per share (diluted, based on 135.8 million shares outstanding), in last year’s third quarter. Results for the third quarter of fiscal 2007 include a non-recurring tax benefit of $4.9 million, or $0.04 per share (diluted), associated with tax refund claims recognized and changes in tax reserves resulting from completed and ongoing audits of the Company’s tax returns. Fiscal 2006 third quarter results also included a non-recurring tax benefit of $5.3 million, or $0.04 per share (diluted), for similar reasons.

Investment Cast Products. Investment Cast Products’ sales in the third quarter of fiscal 2007 totaled $451.5 million of sales, with operating income of $98.7 million, or 21.9 percent of sales, compared to sales of $399.3 million and operating income of $81.2 million, or 20.3 percent of sales a year ago. The segment’s third quarter sales included $34.7 million of material pass-through pricing, versus $18.3 million a year ago. The solid commercial aerospace market, along with aftermarket strength, key military programs, and market share gains, continues to provide the impetus behind Investment Cast Products’ sales growth. While OEM sales of industrial gas turbine (IGT) components remains stable, IGT aftermarket orders showed some initial signs of growth. During the quarter, PCC Structurals opened its new Portland, Oregon, titanium annex, and PCC Airfoils installed two new airfoil furnaces to handle increased aerospace capacity requirements.

Forged Products. In the third quarter of fiscal 2007, Forged Products reported sales of $623.3 million and operating income of $108.6 million, or 17.4 percent of sales, versus $205.1 million of sales and $21.9 million of operating income, or 10.7 percent of sales, last year. Special Metals, which was not included in the third quarter of last year, fueled the segment’s significant increase in sales, both through the addition of its base business and through organic penetration of its aerospace, oil/gas, and chemical processing markets, while Wyman-Gordon Forgings sales growth, which included $53.7 million of material pass-through pricing, compared to $24.6 million a year ago, was spurred by the healthy aerospace cycle and continued seamless pipe strength. The segment’s significant year-over-year growth in operating margins was driven by the addition of Special Metals; its rapid integration, resulting in improved yields and increased throughput; and both Special Metals’ and Wyman-Gordon’s ability to leverage higher production volumes across their fixed asset bases. As in the third quarter of fiscal 2006, Wyman-Gordon Forgings took a charge of approximately $5.0 million for higher–cost nickel and titanium alloys brought in during the final two months of calendar 2006 (third quarter), which will be recovered under contract as finished parts ship in the first two months of calendar 2007 (fourth quarter). Progress continued on the installation of Wyman-Gordon’s second isothermal forge in Worcester, Massachusetts, which is on schedule for qualification in the first quarter of fiscal 2008, as well as Special Metals’ new rotary forge in Dunkirk, New York, slated for aerospace qualification in the same time frame.

Fastener Products. Fastener Products’ sales in the third quarter of fiscal 2007 totaled $254.5 million, with operating income of $55.7 million, or 21.9 percent of sales, compared to sales of $199.8 million and operating income of $36.4 million, or 18.2 percent of sales, last year. These results include a full quarter of sales and earnings from Shur-Lok, which was not a part of the company a year ago. Organically, aerospace fastener sales grew approximately 30 percent year-over-year. The segment’s critical aerospace fasteners, already well-positioned on the “right” aircraft platforms, continue to deliver improved performance, drive operating margins, and score additional share gains, while sales of engineered fasteners, which primarily serve North American automobile manufacturers, were relatively flat year over year.

Industrial Products. In the third quarter of fiscal 2007, Industrial Products’ sales were $55.3 million, with operating income of $10.0 million, versus sales of $53.1 million and operating income of $7.7 million last year. Until the third quarter of fiscal 2007, Advanced Forming Technology (AFT) had been offsetting the slow automotive market with products on new platforms, share gain, and vertical integration into component machining. However, the scheduled shutdowns at automotive customers over the holidays significantly impacted AFT’s volume levels this quarter.

“We are looking at steady upward trends in all of our major served markets for the foreseeable future, and the Company is very well-positioned to capture further profitable growth going forward,” said Mark Donegan, PCC’s chairman and chief executive officer. “We continue to achieve solid results through aggressive cost reduction and effective leverage of organic sales growth and share gains across our base businesses, and Special Metals has proven to be a sleeping giant, both in terms of the exceptional quality of its operational team and in terms of the significant top- and bottom-line opportunities still available. The combination of Special Metals with our current product portfolio provides a very solid platform to build on in the years ahead.

“During the third quarter, we were happy to announce two “tuck-in” acquisitions: GSC Foundries and Cherry Aerospace, “ Donegan said. “Both fall squarely within our core competencies, while at the same time expanding our reach into product lines outside of our current portfolio. GSC will fold seamlessly into our small structurals casting business, and Cherry fills a significant gap in our critical aerospace fastener product line. We are looking forward to closing both deals in the fourth quarter, following the necessary regulatory approvals. We ended the quarter with total debt at $840.0 million, down $116.9 million from the end of the second quarter.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets.

###

Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of materials, energy, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

###

Precision Castparts Corp.’s press releases are available on the Internet at the PrimeNewswire’s website – http://www.PrimeNewswire.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1

(In millions, except per share data)

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended
	December 31 2006	January 1, 2006	December 31 2006	January 1, 2006
Net sales	$1,384.6	$857.3	$3,814.7	$2,576.1
Cost of goods sold	1,050.6	661.6	2,899.6	1,993.9
Selling and administrative expenses	87.1	57.7	248.0	185.5
Restructuring and impairment [2]	—	2.3	—	2.3
Interest expense, net	12.3	9.9	40.6	30.7

Income before income taxes and minority interest	234.6	125.8	626.5	363.7
Provision for income taxes	75.9	34.0	210.5	112.2
Minority interest in net earnings of consolidated entities	(0.4)	(0.5)	(1.2)	(1.2)

Net income from continuing operations	158.3	91.3	414.8	250.3
Income (loss) from discontinued operations	0.4	2.4	13.8	(0.1)

Net income	$158.7	$93.7	$428.6	$250.2

Net income per share from continuing operations-basic	$1.16	$0.68	$3.06	$1.88
Net income per share from discontinued operations-basic	0.01	0.02	0.10	—

	$1.17	$0.70	$3.16	$1.88

Net income per share from continuing operations-diluted	$1.15	$0.67	$3.01	$1.85
Net income per share from discontinued operations-diluted	—	0.02	0.10	—

	$1.15	$0.69	$3.11	$1.85

Average common shares outstanding:
Basic	136.1	133.3	135.6	132.9
Diluted	138.1	135.8	137.6	135.5

	(unaudited) Three Months Ended		(unaudited) Nine Months Ended
	December 31 2006	January 1, 2006	December 31 2006	January 1, 2006
Sales by Segment
Investment Cast Products	$451.5	$399.3	$1,320.6	$1,188.9
Forged Products	623.3	205.1	1,581.7	615.0
Fastener Products	254.5	199.8	740.9	603.0
Industrial Products	55.3	53.1	171.5	169.2

Total	$1,384.6	$857.3	$3,814.7	$2,576.1

Operating Income (Loss) by Segment [3]
Investment Cast Products	$98.7	$81.2	$287.7	$234.7
Forged Products	108.6	21.9	255.0	72.9
Fastener Products	55.7	36.4	155.8	99.8
Industrial Products	10.0	7.7	30.9	24.6
Corporate expense	(26.1)	(9.2)	(62.3)	(35.3)

Consolidated segment operating income	246.9	138.0	667.1	396.7
Restructuring and impairment	—	2.3	—	2.3
Interest expense, net	12.3	9.9	40.6	30.7

Income before income taxes and minority interest	$234.6	$125.8	$626.5	$363.7

[1]	Reported results for the periods ended January 1, 2006 and the nine months ended December 31, 2006 have been restated for discontinued operations.
[2]	During the third quarter of fiscal 2006, the Company recorded charges related to restructuring and impairment activities. These charges principally provided for the consolidation of a machining operation and headcount reductions related to downsizing the Company’s tooling operation in Ireland.
[3]	Operating income represents earnings before interest, income taxes, restructuring and other expense.